EXHIBIT 8.1

Rua Tabapuã, 1227 -14th floor 04533-014 Itaim Bibi São Paulo – SP Telephone (+55) 11 3024 6100 Facsimile (+55) 11 3024 6200

To

Ambev S.A.

Rua Dr. Renato Paes de Barros, 1,017, 3rd Floor

CEP: 04530-001, São Paulo, SP, Brazil

Att: Carolina Pecorari

Ref: Stock Swap Merger

São Paulo,                 , 2013

Ladies and Gentlemen:

We have acted as Brazilian tax counsel to Ambev S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Brazil”), in connection with the proposed Stock Swap Merger (incorporação de ações) of Companhia de Bebidas das Américas – Ambev, a corporation (sociedade anônima) organized under the laws of Brazil, with Ambev S.A., and the related preparation and filing by Ambev S.A. with the United States Securities and Exchange Commission (the “Commission”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”).

We hereby confirm that the discussions set forth in the Registration Statement under the caption “Part Five - The Stock Swap Merger - Material Brazilian Tax Considerations” and in the last risk factor under the caption “Part Three - Risk Factors - Risks Related to the Stock Swap Merger,” insofar as such discussions constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of the date of this letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference to our name in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours sincerely

Lefosse Advogados